Loan Settlement Agreement

I, Lance Musicant, hereby agree to accept 15,242 shares of Imedia (IMNL) stock from Java Express as payment in full, including accrued interest of $612, for my $6,860 in loans to the company. These loans consist of $4,510 made to the company on May 7, 2004, $2,300 loaned to the company on June 7, 2004 and $50 loaned to the company on September 17, 2004.

The Imedia stock at the time of this settlement is trading on the OTC Bulletin Board at approximately $.75 per share and is therefore worth approximately $11,000.

There are no other terms and conditions.

Agreed to this  March 28th, 2005

                                               /s/ Lance Musicant
                                               ________________________
                                               Lance Musicant